Exhibit 99.1
Alnylam Launches its RNAi 2010 Outlook for Key Scientific, Clinical, and Business Initiatives;
Announces Goals and Guidance for 2008
— Advances RNAi Therapeutic for the Treatment of Huntington’s Disease as Development
Program — - Company Exceeds Financial Guidance; Ends 2007 with
Greater than $450 Million in Cash —
CAMBRIDGE, Mass., Jan 07, 2008 (BUSINESS WIRE) — Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today announced that it has launched its “RNAi 2010” outlook for key scientific, clinical, and business initiatives as the company maintains its commitment to translating the science of RNAi into innovative medicines and building a leading biopharmaceutical company. The company also announced its product and business goals for 2008, the initiation of a development program, and updated its 2007 year-end cash position.
“We are more confident than ever regarding the significance of the RNAi opportunity and Alnylam’s leadership in realizing its fullest potential. Accordingly, we have launched our ‘RNAi 2010’ plan as a new initiative focused on achieving major scientific, clinical, and business milestones by the end of 2010,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “Execution on this ‘RNAi 2010’ plan will continue to advance RNAi therapeutics as a transformative approach for new medicines and our mission of building a leading biopharmaceutical company founded on RNAi.”
RNAi 2010 Plan
— Scientific Leadership. By the end of 2010, Alnylam expects to broaden its leadership and significantly expand the scope of delivery solutions for RNAi therapeutics. This will be achieved by the continued scientific leadership of Alnylam scientists and current academic and industry collaborators, but also a significant external effort to form new delivery technology partnerships. Further, this effort will include the significant expansion of the range of tissues and cell types where the company aims to achieve efficient delivery of RNAi therapeutics with both direct and systemic delivery approaches.
— Clinical Pipeline. By the end of 2010, Alnylam expects to have four or more RNAi therapeutic programs in clinical development. These include direct and systemic RNAi programs, Alnylam proprietary and 50/50 partnership programs, and siRNA (short interfering RNA) and miRNA (microRNA) therapeutics.
— New Business Collaborations. Based on its scientific, clinical, and intellectual property leadership, the company also expects to form four or more new major business collaborations by the end of 2010. These are expected to include the completion of additional broad platform alliances similar to the company’s July 2007 partnership with Roche. Completion of these business collaborations is expected to provide the company significant resources and funding to advance Alnylam’s proprietary and 50/50 partnership pipeline programs.
2008 Goals and Guidance
— Opportunity to Demonstrate Human Proof-of-Concept with RNAi Therapeutic. Alnylam’s lead program, ALN-RSV01 for the treatment of respiratory syncytial virus (RSV) infection, is currently in a Phase II experimental infection study in adult volunteers. Enrollment for this study was completed in December and the study remains blinded. Top-line results from this study are expected early in the first quarter of 2008 and offer the industry’s first opportunity to demonstrate human proof-of-concept with an RNAi therapeutic.

— Advance Clinical Pipeline. Assuming a positive outcome for its current Phase II experimental infection study, Alnylam intends to initiate an additional Phase II study with ALN-RSV01 for the treatment of RSV in an adult patient population in the first half of 2008. The company also expects to file a new investigational new drug (IND) application from its development pipeline in 2008, with candidates including ALN-PCS for the treatment of hypercholesterolemia and ALN-VSP for the treatment of liver cancer. Finally, the company expects that several clinical stage compounds under development by third party Alnylam licensees will continue to advance the expanding field of RNAi therapeutics.
— Publish 10 or More Key Scientific Papers. Alnylam expects to continue its leading scientific efforts with the publication of key data related to in vivo efficacy and systemic delivery of RNAi therapeutics, as well as advancements with miRNA therapeutics.
— Form Two or More Major New Alliances. In 2008, Alnylam intends to form two or more new alliances with leading companies to continue to develop and fund its growing pipeline of RNAi therapeutics. This includes potential platform license agreements such as the company’s July 2007 collaboration with Roche.
— Continue Significant Intellectual Property (IP) Leadership. In 2008, Alnylam expects to receive many additional patent issuances or grants from patent offices around the world for fundamental, chemistry, delivery, target, and miRNA therapeutic IP elements.
— Maintain Solid Financial Performance. Alnylam announced today that it now expects to achieve a 2007 year-end cash position of greater than $450 million, as compared with its previous 2007 cash guidance of greater than $435 million. In 2008, the company aims to maintain a solid financial position while executing on its product and business goals, and expects to end the year with greater than $390 million in cash.
“Overall, 2007 was a very successful year in our efforts to deliver on the promise of RNAi therapeutics. In 2008, consistent with our ‘RNAi 2010’ plan, we intend to build on this substantial progress across the four key dimensions of our business: scientific leadership, products, intellectual property, and business execution,” said Barry Greene, President and Chief Operating Officer of Alnylam. “Importantly, we believe that advancement of our science and product pipeline will continue to demonstrate the importance of RNAi therapeutics as an innovative new class of drugs, and that these achievements together with our intellectual property estate will continue to support our ability to execute on major business opportunities.”
Huntington’s Disease Program
Alnylam also announced today that it has advanced an RNAi therapeutic development program targeting the huntingtin gene for the treatment of Huntington’s disease. Huntington’s disease is an autosomal dominant neurodegenerative genetic disease that afflicts approximately 30,000 patients in the U.S., with an estimated 150,000 additional patients having a 50 percent risk of developing the disease. The disease is caused by mutations in the huntingtin gene leading to expression of a toxic mutated protein. This program, designated ALN-HTT, is in partnership with Medtronic, Inc., which is structured as a 50/50 co-development/profit share relationship in the U.S. market. In Europe, Medtronic is solely responsible for development and commercialization. Alnylam scientists and collaborators have published and presented in vivo data demonstrating efficacy for an siRNA targeting the huntingtin gene in a mouse model of Huntington’s disease (DiFiglia et al., PNAS, 104, 17204 — 17209 (2007)).

“The scientific teams at Alnylam and Medtronic have made excellent progress in our joint Huntington’s program and we’re excited to advance ALN-HTT as a development program, extending our pipeline of RNAi therapeutics,” said Akshay Vaishnaw, M.D., Ph.D., Vice President, Clinical Research of Alnylam. “Pre-clinical data from our Huntington’s disease program provide a strong rationale to advance an RNAi therapeutic program for this important disease where there are simply no effective therapies for patients today.”
About RNA Interference (RNAi)
RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.
About Alnylam Pharmaceuticals
Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection. In addition, the company is developing RNAi therapeutics for the treatment of a wide range of disease areas, including hypercholesterolemia, liver cancers, and Huntington’s disease. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, and Roche. To reflect its outlook for key scientific, clinical, and business initiatives, Alnylam has established “RNAi 2010” which includes the company’s plan to significantly expand the scope of delivery solutions for RNAi therapeutics, have four or more programs in clinical development, and to form four or more new major business collaborations, all by the end of 2010. Alnylam is a joint owner of Regulus Therapeutics LLC, a joint venture focused on the discovery, development, and commercialization of microRNA therapeutics. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, visit www.alnylam.com.
Alnylam Forward-Looking Statements
Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, the need for novel RNAi therapeutics, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-RSV01, and its expectations with respect to the timing and success of its clinical and pre-clinical trials, the timing of regulatory filings, its expectations regarding the development of efficient delivery of RNAi therapeutics, the formation of new alliances, and its cash position at the end of 2007 and 2008, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; obtaining regulatory approval for products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on collaborators; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.
SOURCE: Alnylam Pharmaceuticals, Inc.
Alnylam Pharmaceuticals, Inc.
Investors
Cynthia Clayton, 617-551-8207
or
Media
Yates Public Relations
Kathryn Morris, 845-635-9828